EXHIBIT 10(r)
Summary of Compensation for
Directors of
The Scotts Miracle-Gro Company
Effective as of February 1, 2008

     At the meeting of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (the “Company”) held on February 1, 2008, the Board approved the recommendations of the Governance and Nominating Committee of the Board with respect to compensation for the calendar year 2008 for nonemployee members of the Board (“Nonemployee Directors”) and the Lead Independent Director of the Company. The compensation approved by the Board is described below.
Annual Cash Retainer; Reimbursement of Expenses
     Effective February 4, 2008, each of the Nonemployee Directors will be paid an annual cash retainer in the amount of $100,000 and the Lead Independent Director will be paid an additional annual cash retainer in the amount of $15,000. The annual cash retainer(s) will be paid on a semi-annual basis, in February 2008 and in July 2008. Nonemployee Directors receive reimbursement of all reasonable travel and other expenses of attending Board and Board committee meetings.
Deferred Stock Units
     On February 4, 2008: (a) each of the Nonemployee Directors was granted deferred stock units having a value of $70,000; (b) the Lead Independent Director was granted additional deferred stock units having a value of $35,000; (c) each of the Nonemployee Directors serving on one or more committees of the Board was granted additional deferred stock units having a value of $12,500 for each committee on which the Nonemployee Director serves; (d) each of the Nonemployee Directors serving as the chairperson of a committee of the Board was granted additional deferred stock units having a value of $25,000; and (e) each of the Nonemployee Directors serving on the Audit Committee of the Board was granted additional deferred stock units having a value of $5,000. The number of deferred stock units (and related dividend equivalents) granted to each Nonemployee Director (including the Lead Independent Director) was calculated by dividing the aggregate value of deferred stock units to be granted to such Nonemployee Director by the closing price of the Company’s common shares on the February 4, 2008 grant date ($38.89) and rounding any resulting fractional deferred stock unit up to the next whole deferred stock unit.
     The deferred stock units (and related dividend equivalents) were granted under The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan (the “2006 Plan”). Each whole deferred stock unit represents the right to receive one full common share of the Company at the time and in the manner described in the Deferred Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) evidencing the award. Each dividend equivalent represents the right to receive additional deferred stock units (rounded to the nearest 1/16th of a deferred stock unit) in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the common share of the Company represented by the related deferred stock unit.
     The deferred stock units will generally become 100% vested on February 4, 2011, including any deferred stock units received in respect of dividend equivalents on or prior to the vesting date. Any deferred stock units received in respect of dividend equivalents following the vesting date will be 100% vested on the date they are credited to the Nonemployee Director. If, prior to February 4, 2011, a Nonemployee Director ceases to be a member of the Board after having been convicted of, or pleading guilty or nolo contendere to, a felony (for “Cause”), the Nonemployee Director’s deferred stock units will be immediately forfeited.
     Under certain circumstances, the deferred stock units will vest prior to February 4, 2011. These circumstances depend, in part, on whether a Nonemployee Director had served one full term on the Board as of February 4, 2008. If a Nonemployee Director who had served less than one full term on the Board as of February 4, 2008: (a) ceases to be a member of the Board (other than for Cause) after completing at least one full term of continuous service on the Board, (b) dies or (c) becomes totally disabled, the deferred stock units granted during the Nonemployee Director’s first term will become 100% vested as of the date of such event. If a Nonemployee Director who had served at least one full term on the Board as of February 4, 2008: (a) ceases to be a member of the Board (other than for Cause) after completing at least two full terms of continuous service on the Board and attaining age 50, (b) dies or (c) becomes totally disabled, all of the Nonemployee Director’s deferred stock units will become 100% vested as of the date of such event. If a Nonemployee Director ceases to be a member of the Board prior to February 4, 2011 for any reason not described in the preceding two sentences, the Nonemployee Director’s deferred stock units will be immediately forfeited.
     Subject to the terms of the 2006 Plan, vested deferred stock units will be settled in a lump sum as soon as administratively practicable, but no later than 90 days, following the earliest to occur of: (i) a Nonemployee Director’s ceasing to be a member of the Board; (ii) a Nonemployee Director’s death; (iii) the date a Nonemployee Director becomes totally disabled; or (iv) February 4, 2013. Whole deferred stock units will be settled in full common shares of the Company and any fractional deferred stock units will be settled in cash, determined based on the fair market value of a common share of the Company on the settlement date.
     If there is a Change in Control (as defined in the 2006 Plan), each Nonemployee Director’s deferred stock units will become 100% vested on the date of the Change in Control and settled as described in the 2006 Plan.
     For more information about the deferred stock units (and related dividend equivalents) granted to the Nonemployee Directors, please refer to (a) the form of Deferred Stock Unit Award Agreement for Nonemployee Directors (with Related Dividend Equivalents) which is included as Exhibit 10(m) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2007; and (b) the 2006 Plan which is included as Exhibit 10(r)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

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